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                                                                   Exhibit 10.21

                                ROYALTY AGREEMENT


         This Royalty Agreement is entered into as of October 29, 2002 by and between MED CLOSE CORP., a Nevada corporation ("Med Close"), and ROD A. SHIPMAN, an individual ("Shipman"), with reference to the following facts and on the following terms and conditions:

                                  R E C I T A L
                                  -------------

         WHEREAS, Med Close is a wholly-owned subsidiary of CPC of America, Inc., a Nevada corporation.

         WHEREAS, Med Close has licensed from Med Enclosures, LLC, a Nevada limited liability company and majority-owned subsidiary of CPC ("MEL"), the right to use certain intellectual property rights relating to arterial closure products and procedures in order to develop their non-cardiac applications.

         WHEREAS, Med Close desires to enter into this Royalty Agreement whereby Med Close will pay Shipman royalties on the terms and conditions provided for herein.

         NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

                                A G R E E M E N T
                                -----------------

         1. ROYALTY PAYMENT. Med Close shall pay Shipman, or his assigns, the following:

                  (a) a royalty equal to 2.5% of the Net Sales (as defined herein) of Med Close from the sale of any product that would, except for this agreement, infringe a claim in the First Myers Patent, either directly or contributorily, or which would induce infringement of the First Myers Patent. For purposes of this Section 1(a), the term "First Myers Patent" shall refer to the U.S. Patent No. 5,486,195.

                  (b) a royalty equal to 2.5% of the Net Sales of Med Close from the sale of any product that would, except for this agreement, infringe a claim in the Second Myers Patent, either directly or contributorily, or which would induce infringement of the Second Myers Patent. For purposes of this Section 1(b), the term "Second Myers Patent" shall refer to the U.S. Patent No. 5,941,897.

                  (c) a royalty equal to 2.5% of the Net Sales of Med Close from the sale of any product that would, except for this agreement, infringe a claim in the Third Myers Patent, either directly or contributorily, or which would induce infringement of the Third Myers Patent. For purposes of this Section 1(c), the term "Third Myers Patent" shall refer to the U.S. Patent No. 5,725,551.

                  (d) For purposes of this Agreement, the term "Net Sales" shall mean gross receipts actually collected by Med Close less deductions for any and all allowances given such as advertising, return allowance, quantity and cash discounts and all sales and excise taxes, duties, transport and handling charges actually paid out."

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         2. TIME OF PAYMENT. Payments shall be made by Med Close to Shipman, or his assigns, within forty-five (45) days of the end of each calendar quarter commencing with the first full calendar quarter following execution of this Royalty Agreement. Each payment shall include a written report from Med Close indicating the basis upon which the royalty was computed.

         3. PLACE OF PAYMENTS. Royalty payments shall be tendered by Med Close to Shipman at the following address: R.A. Shipman, 7433 Maiden Run, Las Vegas, Nevada 89130, or at such other address as Shipman or his assigns may provide Med Close in writing from time to time.

         4. AUDIT RIGHTS. Med Close shall keep true and sufficient records to determine payments due pursuant to this Agreement. These records shall be maintained and open to inspection at Shipman's expense at reasonable intervals by an independent auditor during regular business hours of Med Close for a period of three years following each accounting report filed hereunder. Med Close shall provide all reasonable assistance to the auditor for the purpose of conducting the audit. Shipman shall select the independent auditor, and shall instruct each such auditor to exert his or her best efforts to avoid disruption of Med Close's business in the conduct of the audit. In the event the audit determines that the amount paid by Med Close to Shipman for any quarterly accounting period was less than 95% of the amount found to be due by the independent auditor for the same period, then the cost of the audit shall be paid, together with any unpaid royalty payments and interest thereon, by Med Close.

         5. TRADE OR BUSINESS DEBT. Med Close acknowledges that the obligations as evidenced by this Royalty Agreement to tender payments to Shipman based upon certain revenues generated by Med Close, constitutes a trade or business obligation.

         6. TERMINATION. This Agreement shall terminate only upon the written agreement of all parties.

         7. MISCELLANEOUS.

                  7.1 NOTICES. All notices, requests, demands, and other communications given, or required to be given pursuant to the terms of this Royalty Agreement shall be in writing and may be delivered in person (by hand, messenger, or other confirmable form of delivery), or be sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or by FedEx or other nationally recognized overnight courier service, addressed as follows, or by facsimile transmission, to the following respective numbers, followed by a copy being delivered in person, by mail, or by overnight courier as specified herein:

         If to Med Close:                   6336 17th Street Circle East
                                            Sarasota, Florida  34243
                                            Attention:  Chief Executive Officer
                                            Facsimile:  (941) 727-4371

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         If to Shipman:                     Rod A. Shipman
                                            7433 Maiden Run
                                            Las Vegas, Nevada 89130
                                            Facsimile:  (702) 309-2691

Either party may, by written notice to the other, specify a different address or numbers for notice purposes. Any notice sent to the party to whom it is addressed in accordance with this Section will be deemed to have been given (i) when received, if personally delivered; (ii) if sent by registered or certified mail, return receipt requested, upon the date of delivery shown on the receipt card, or if no date is shown, the postmark thereon; (iii) if sent via FedEx or other nationally recognized overnight courier, one (1) business day after deposit with such overnight courier; or (iv) if sent by facsimile transmission, on the day on which it is sent, if receipt of transmission is confirmed by telephone. If notice is received on a Saturday, Sunday or legal holiday, it will be deemed to have been given and received on the next following business day.

                  7.2 NO AGENT. This Royalty Agreement does not constitute Med Close as the agent or legal representative of Shipman for any purpose whatsoever. Med Close shall not have the right or authority to assume or to create any obligation or responsibility, express or implied, on behalf or in the name of Shipman or to bind Shipman in any manner.

                  7.3 SEVERABILITY. If any clause or provision of this Royalty Agreement should, under any applicable laws, be held to be illegal, void or unenforceable, such clause or provision shall be considered separately and renegotiated in good faith between the parties, taking into consideration the spirit of this Royalty Agreement, so as to agree on any other alternate clause or provision, it being understood that in any case the remaining portion of this Royalty Agreement shall continue in full force and effect.

                  7.4 WAIVERS. No delay or failure by either party to this Royalty Agreement to exercise any right, power or remedy with regard to any breach or default by the other party shall impair any right, power or remedy of the former party, and shall not be construed to be a waiver of any breach or default of the same or any other provision of this Royalty Agreement.

                  7.5 HEADINGS AND GENDER. The section headings used in this Royalty Agreement are intended solely for convenience of reference and shall not in any way or manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions of this Royalty Agreement, and the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

                  7.6 SUCCESSORS. The covenants, agreements, terms and conditions contained in this Royalty Agreement shall be binding upon and inure to the benefit of the successors, assigns, receivers and trustees of the parties hereto. Except as otherwise expressly provided herein, this Agreement and any of the rights, interests or obligations hereunder may not be assigned by any of the parties hereto. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective permitted successors and assigns of the parties hereto whether so expressed or not.

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                  7.7 ENTIRE AGREEMENT. This Royalty Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. No change in, modification of or addition, amendment or supplement to this Royalty Agreement shall be valid unless set forth in writing and signed and dated by each of the parties hereto subsequent to the execution of this Royalty Agreement.

                  7.8 COUNTERPARTS. This Royalty Agreement may be executed in two counterparts both of which shall constitute only one agreement.

                  7.9 CHOICE OF LAW. This Royalty Agreement executed and delivered or to be executed and delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall be governed by and construed in accordance with the laws of the State of Florida.

         IN WITNESS WHEREOF, the parties hereto have executed this Royalty Agreement as of the day and year first above written.

SHIPMAN                                       MED CLOSE CORP.
                                              A NEVADA CORPORATION


      /S/ ROD A. SHIPMAN                      By:          /S/ ROD A. SHIPMAN
-------------------------------------              -----------------------------
      Rod A. Shipman                                 Rod A. Shipman, President


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